Exhibit 3.1

SOSID: 0662638

Date Filed: 6/9/2010 10:19:00 AM

Elaine F. Marshall

North Carolina Secretary of State

C201012600444

ARTICLES OF AMENDMENT

OF

SURREY BANCORP

Surrey Bancorp, a corporation organized and existing under the laws of the State of North Carolina, for the purpose of amending its articles of incorporation in accordance with the provisions of Section 55-10-06 of the General Statutes of North Carolina, hereby submits these articles of amendment:

1. The name of the corporation is SURREY BANCORP (the “Corporation”).

2. The following amendment to the articles of incorporation was adopted by the shareholders of the Corporation on April 28, 2010, in the manner prescribed by Chapter 55 of the General Statutes of North Carolina:

The first sentence of the first paragraph of Article II is hereby amended by deleting its text in the entirety and substituting in lieu thereof the following:

“The amount of authorized Capital Stock of the Corporation shall be 11,000,000 shares, to be divided into 10,000,000 shares of common stock, no Par Value, and 1,000,000 shares of Preferred Stock, no Par Value.”

3. These articles will be effective upon filing.

IN WITNESS WHEREOF, Surrey Bancorp has caused these articles of amendment to be signed by Edward C. Ashby, III, its President and Chief Executive Officer, this 5th day of May 2010.

SURREY BANCORP

By:	/s/ Edward C. Ashby, III
Name:	Edward C. Ashby, III
Title:	President and Chief Executive Officer